Exhibit 10.35

FIFTH AMENDMENT TO THE

MIRANT SERVICES

SUPPLEMENTAL BENEFIT PLAN

WHEREAS, Mirant Services, LLC (the “Company”) heretofore adopted the Mirant Services Supplemental Benefit Plan (the “Plan”), effective January 1, 2001, to provide certain retirement and other deferred compensation benefits primarily for a select group of management or highly compensated employees; and

WHEREAS, pursuant to Section 6.2 of the Plan, the Board of Managers of the Company (the “Board”) has the authority to amend the Plan; and

WHEREAS, the Board has delegated its authority to amend the Plan, provided such amendment does not have a material effect on the cost of the Plan, to the Mirant Benefits Committee (the “Committee”); and

WHEREAS, the Committee wishes to amend the Plan, effective as of April 1, 2006, to allow nonresident aliens with no U.S.-source income who are excluded from participating in the Mirant Services Employee Savings Plan to receive certain non-pension benefits under the Plan; and

WHEREAS, the Committee has determined that the above amendment would not have a material effect on the cost of the Plan.

NOW, THEREFORE, the Committee hereby amends the Plan as follows, to be effective as of April 1, 2006:

I.

Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

“4.1 Eligibility Requirements. All Employees who are determined eligible to participate in accordance with Section 4.2:

(a)	whose benefits under the Pension Plan are limited by the limitations set forth in Sections 401(a)(17) or 415 of the Code,
(b)	for whom contributions by the Employing Company to the Savings Plan are limited by the limitations set forth in Section 401(a)(17), 401(k), 401(m), 402(g) or 415 of the Code,
(c)	who make deferrals under the Deferred Compensation Plan, or
(d)	who are nonresident aliens with no U.S.-source income who are excluded from participating in the Savings Plan shall be eligible to receive benefits under the Plan.”

II.

Section 5.2 (a) of the Plan is hereby amended in its entirety to read as follows:

“(a) A Participant shall be entitled to a Non-Pension Benefit which is determined under this Section 5.2. An Account shall be established for the Participant as of his initial Plan Year of participation in the Plan. Each Plan Year, such Account shall be credited with an amount equal to the amount that the Employing Company is prohibited from contributing to the Savings Plan on behalf of the Participant as a result of the limitations imposed by Sections 401(a)(17), 401(k), 401(m), 402(g) and 415(c) of the Code or, in the case of a nonresident alien with no U.S.-source income who is excluded from participating in the Savings Plan, an amount equal to the sum of the Fixed Profit Sharing Contribution, the Discretionary Profit Sharing Contribution and the Employer Matching Contribution (all as defined in the Savings Plan) the Employee would had received under the Savings Plan for the Plan Year if he had participated in the Savings Plan and contributed the maximum amount of matched Elective Employer Contributions (as defined in the Savings Plan) to the Savings Plan during such Plan Year.”

III.

All parts of the Plan not inconsistent here with are hereby ratified and confirmed.

IN WITNESS WHEREOF, Mirant Services, LLC, through its duly authorized officer pursuant to a unanimous consent of the Committee dated May 25, 2006, has adopted this Fifth Amendment to the Mirant Services Supplemental Benefit Plan on this 25th day of May, 2006, to be effective April 1, 2006.

MIRANT SERVICES, LLC

By:	/s/ J. William Holden III
Title: SVP and Treasurer

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